Exhibit 99.2
On January 30, 2009, Horizon Lines, Inc. hosted a conference call to discuss financial results for the fourth quarter and fiscal year ended December 23, 2008. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator	Good morning. My name is Regina and I will be your conference operator today. At this time I would like to welcome everyone to the Horizon Lines fourth quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ presentation there will be a question and answer period. As a reminder, ladies and gentlemen, this conference is being recorded today, January 30, 2009. Thank you.

I would now like to introduce Mr. Jim Storey, Director of Investor Relations for Horizon Lines. Mr. Storey, you may begin your conference.

Jim Storey	Thank you, Regina. Good morning, everyone and welcome to Horizon Lines’ fourth quarter 2008 earnings release conference call.

Our speakers this morning are Chuck Raymond, Chairman, President and CEO; John Keenan, President of our Liner Company; Brian Taylor, President of our Logistics Company; and Mike Avara, Senior Vice President and Chief Financial Officer. Also with us this morning, are Jacob Wegrzyn, Vice President and General Manager of our Puerto Rico Division; and Catherine Walsh, Vice President and Controller.

Our call will be divided into two sections. First, each speaker will review the fourth quarter. Second, we will discuss the outlook for 2009. Before we get started, I want to remind everyone that copies of our press release and the slide presentation to accompany this call are available under the Investor Relations section of our website at HorizonLines.com. We will refer to these slides during our remarks.

Finally, I would like to draw your attention to our Safe Harbor statement and remind everyone that throughout today’s call, management will make certain forward-looking statements that it believes to be reasonable at this time. Actual results could differ materially from those projected due to known and unknown risks and uncertainties. A discussion of factors that might affect future results is provided in our filings with the SEC, and we encourage you to review them.

Now, I will turn the call over to Chuck Raymond.

Chuck Raymond	Thank you, Jim. My central message this morning is that our performance in the fourth quarter as well as for the year demonstrates the resilience and the long-term viability of our Company, the benefits of our unique market position and the soundness of our capital structure and business plan.

Of course, I don’t mean to minimize the economic challenges that we tackled last quarter or those that Horizon Lines and every other operator in our industry continues to face because those challenges are formidable.

However, I do believe that Horizon is well-positioned to meet these future tests, and our fourth quarter performance supports this. Most of the items we transport are considered to be necessities by the people we serve in Puerto Rico, Hawaii, Guam and Alaska. We are also continuing to build our Horizon Lines logistics business, which represents a compelling platform for future growth.

Now, turning to the fourth quarter, we achieved $314 million in revenue, with an adjusted EBITDA of nearly $25 million and related earnings of $0.09 a share. In our liner business, volumes declined due to the accelerated second half slowdown in the Hawaiian market. However, despite this environment, we were able to modestly increase our average revenue per container across all of our trade lanes. We paid down $37.5 million in debt during the quarter, just as we said we would. We also voluntarily paid back a total of $60 million on our bank revolver during the last three quarters of the year.

We finished 2008 properly capitalized, operating with good liquidity and performing well within our financial covenants. We ended the year with an adjusted EBITDA of $130 million and earnings per share of $1.02, which was actually at the high end of our last guidance. Compared to 2007, our year-over-year fall-off in EBITDA was 19%, with a business volume of 3.4%.

There are, two points I would like to make in this regard. First, the fall-off in volume in 2008 was far less than what many other businesses experienced. Furthermore, the EBITDA deterioration, while disappointing, is actually indicative of the positive operating leverage this company will enjoy in the future as these markets, especially Hawaii and Puerto Rico, recover.

Regarding Horizon Logistics, we recorded an impairment charge totaling $19.4 million in goodwill and customer contracts, primarily through Aero Logistics. However, we remain convinced that the acquisition of Aero was a strategic move for us. It has provided a platform for diversified growth serving the high-touch, high-value segments of the logistics business. As I’ve said before, logistics will be successful, however, that success will take time. We believe that Horizon Logistics will be a primary catalyst for long-term growth once today’s economic storm subsides.

I want to recognize all of our Horizon associates for their contributions during a very challenging fourth quarter and a challenging year. Our team demonstrated true professionalism as they focused on driving costs out of the business and delivering industry-leading service excellence to our customers. They continue to remain focused in the midst of our restructuring, which by the end of this month will have reduced our total non-union workforce by more than 16%. To those associates, thank you for carrying out this difficult work in a sensitive and professional way.

I will now turn the call over to John Keenan, who will take you through our fourth-quarter liner business.

John Keenan	Thank you, Chuck, and good morning, everyone. As Chuck said, the fourth quarter was very challenging. However, our liner operations performed relatively well in the face of these challenges.

I will begin with a review of our fourth quarter volume. As you can see on slide 7, total volume decreased by 4,159 containers, or 5.8%, over the quarter compared with a year ago. This was result of ongoing economic weakness in Puerto Rico and a further weakening in Hawaii. Our market shares also held fairly steady with Alaska at 41%, Puerto Rico at 33%, Hawaii at 36%, and Guam at 51%.

Puerto Rico remains in a recession, and the fall-off in Hawaii’s tourist-driven economy accelerated in the fourth quarter. Hawaii’s trouble reflects a deepening recession in the US mainland and Japan, which are the primary sources of Hawaii’s tourist business. Commercial construction in Hawaii also weakened for the same reasons, but this weakening was somewhat offset by continued military spending on privatized housing. Guam’s volumes were off slightly.

Alaska continued to show strength as volumes remained modestly positive throughout 2008, driven in part by consumer spending and ongoing big box retail expansion. In September and October, every Alaska resident received a permanent fund dividend payout of $3,269 from the state government, which stimulated purchases during the fourth quarter of the year.

Looking at unit revenue on slide 8, overall revenue per container rose 7.4%. When the impact of fuel prices is excluded, revenue per container was up 2.3%, which helped partially offset volume declines. Our continued focus on higher valued cargoes, such as foodstuffs, pharmaceuticals and other items in both refrigerated and dry goods containers helped drive the gains.

Slide 9 shows our vessel performance metrics. Our vessel availability continued at near perfect levels and on-time arrivals improved by four percentage points from last year, despite adverse weather conditions in the Alaska and Puerto Rico trade lanes. We showed capacity utilization of 66% compared with 74% a year ago. This was a reflection of both increased capacity in the Puerto Rico trade lane and slowing volume related to the economic downturns in Hawaii and Puerto Rico. It is important to note, however, that, while fourth quarter utilization was down from previous years, our capacity will provide us with strong operating leverage when the economy improves.

Our vessels continued to achieve improved on-time arrivals of 87% in the fourth quarter, while still maintaining strict fuel conservation discipline. As noted on slide 10, we were able to reduce fuel consumption, through innovation and daily monitoring of key performance indicators, part of our EDGE initiative. Our average cost for fuel in 2008 was $532 per ton. This has translated to a cost savings of approximately $5.3 million.

In 2006, we launched EDGE to foster a culture of continuous improvement through process and system efficiencies, and it is working. In our terminal operations we have also been able to improve our cost per lift and lifts per hour rate by reducing or eliminating causes of downtime in stevedoring operations. In Puerto Rico alone we improved our cost per lift by 6%, representing an annual savings of approximately $466,000.

Turning to slide 11, in 2008, we continued to make important investments in our infrastructure to help increase efficiencies and position us for future growth. These improvements include cranes for Guam, which you can see in the photo on the slide on page 11, cranes for Hawaii and Alaska, upgraded terminal operations in San Juan and Honolulu, and new tractors for our logistics business that are fully compliant with Southern California’s Clean Trucks Program.

With that, I will turn the call over to Brian Taylor.

Brian Taylor	Thanks, John. Good morning, everyone. I am going to briefly review our fourth quarter accomplishments and challenges as we continue to develop our logistics framework. Then I will hand the call back over to Mike, who will review the fourth quarter financials.

As noted on slide 13, we have continued to execute our organic growth strategy in the fourth quarter, with an emphasis on growth and diversification of our account base. While the current economic environment did slow our progress somewhat, I continue to be encouraged by the number of new accounts that are moving cargo in our network as well as the diversity of the industry segments in which we are acquiring business.

Let me take a moment to review a couple of examples. Last quarter I spoke to you about a large port drayage contract we secured on the West Coast. We have been able to expand our relationship with this premium tire manufacturer and are now handling several new East Coast lanes as we move into 2009. Also, the business relationship that we have grown with our largest apparel customer continued to expand during the last quarter. We moved our 800 Intermodal shipment from our facility in Lexington, North Carolina, and a few weeks ago were given the opportunity to handle an increased volume of traffic to match the cargo we are moving back into the Carolinas.

During the past quarter, we also took possession of seventy-six new ProStar tractors for the Sea-Logix trucking operations. Our West Coast facilities, combined with a green truck fleet, now position us to handle larger and more complicated distribution programs as the economy begins to rebound.

This past quarter also marked the official launch of our NVO business, and we are seeing both export and import growth in this area. Clearly, the downturn in global trade, particularly in the Asian market, will create some headwind for this segment. However, it remains a key component of our growth strategy and one that we will pursue aggressively in the months ahead.

No company likes to lose a major account, but when you do, it really only serves to emphasize the importance of account diversification. We did post a setback this quarter with the loss of a large Aero Logistics customer. I take some comfort in knowing that the decision to discontinue working with Horizon was not based on our service, but rather on a global agreement that the customer’s new parent company had in place with another logistics provider. While we have had a good deal of success expanding our volumes with several new key customers, this account represented a significant portion of the Aero business. Replacing this revenue and margin so quickly following the acquisition in 2007 is going to take time. The write-down of goodwill that we took for the loss in the quarter is substantial. However, as Chuck said, we believe that the Aero acquisition has created a base platform for our logistics offering and given us the opportunity to develop the expertise and strategies necessary to drive the premium logistics service offering forward.

With that, I will turn the call over to Mike.

Mike Avara	Good morning, everyone and thank you, Brian. I want to start by first saying that we are pleased to see solid fourth quarter results, despite an extremely challenging economic environment and volatile fuel prices.

Turning to our financial highlights on page 15. We had an adjusted EBITDA of $24.7 million at the top of our quarterly range, which would have been implicit in our full-year guidance of $120 million to $130 million. Our free cash flow was positive. We had an adjusted free cash flow of nearly $60 million for 2008 which exceeded our 2000 guidance range of $29 million to $36 million. Fourth quarter unadjusted free cash flow came in at nearly $48 million.

In addition, we made voluntary revolver payments of $37.5 million during the quarter, bringing the total to $60 million since the second quarter. We borrowed $30 million after our fiscal year end to fund our January 2, 2009 vessel lease payment of approximately $23 million on our three ships in Alaska and also to provide for seasonal working capital needs.

We remained in compliance with our two credit facility financial covenants and completed actions to prepare for what we anticipate will be a fairly difficult 2009. We executed a reduction in force and conducted an impairment charge analysis, resulting in the write-down of intangible assets, goodwill in one vessel and some surplus equipment.

I’ll quickly review both the restructuring charge and the impairment charge on the following two pages. Page 16 is a summary of our restructuring charge. We conducted an analysis of our business to realign and size the organization to better reflect our economic challenges in 2009, our business needs, and our strategic direction. The reduction in positions, severance costs and cost savings are reflected here so I won’t read them to you.

Turning to page 17, an impairment is deemed to have occurred if book value exceeds fair value of tangible and intangible assets. In light of changing and still deteriorating economic conditions, we conducted our normal fourth quarter assessment of tangible assets, intangible assets and goodwill to determine if any evidence of impairment exists. A summary of the $25.4 million impairment charge recorded in the fourth quarter is presented here and reflects those specific items where we found evidence of impairment.

Looking at operating revenue on page 18, revenue for the fourth quarter slipped slightly, decreasing $1.3 million, or 0.4%, compared to 2007. However, the full year revenue increased nearly $98 million, or 8.1%, compared to last year.

Page 19 provides more information on the factors that drove the change in revenue. I’ll just touch on a few of them here as John already mentioned some. As you can see, in the fourth quarter, revenue per container grew by about 7.4%. This improvement is reflected both in higher fuel surcharges as well as the rate and mix improvement totaling $15.5 million. As John mentioned, rate net of fuel was also up 2.3%.

Conversely, lower volumes resulted in a $15.4 million deduction in revenue due to a decline of loads in Hawaii, Guam, and Puerto Rico. For the year, rate per box increased by $333, or about 6.8%, as reflected in both improved fuel surcharges as well as higher rates totaling $93.6 million. Rate net of fuel also improved by 2.45%.

Revenue from our acquisitions last year, contributed nearly $26 million of the $98 million revenue increase. The volume decline of 9,600 loads, or 3.4%,

caused a reduction in volume of $35.1 million compared to last year.

Operating income results on page 20 are adjusted to exclude the impairment charge, the restructuring charge, antitrust-related legal expenses, and union severance expenses. We have a reconciliation in our appendix of the various measures.

For the fourth quarter, adjusted operating income declined by $11.2 million, or nearly 55%. This was due primarily to the volume decline that we discussed, which had an approximate $10.6 million impact on our fourth-quarter operating income.

Turning to the full year, adjusted operating income fell by $28.1 million, or 29.5%. Again, most of this is attributable to our volume decline of, about $24.1 million. We also had our vessel lease expense for the five new ships in 2008, which had an impact of $8.4 million. The rate net of fuel improvement that I mentioned previously helped the operating income line, delivering a margin of about $13 million.

Adjusted EBITDA, reflected on page 21, declined $11.2 million for the quarter and $30.5 million for the year. Of course, the same factors I just discussed regarding adjusted operating income also affected adjusted EBITDA.

Turning to page 22, in order to present the results on a comparable basis for net income we’ve made a couple additional adjustments — a 2007 loss on extinguishment of debt at $38.6 million. This was, of course, in conjunction with our refinancing last year. A deferred tax revaluation benefit of $7.4 million for the year has also been excluded to make the results comparable.

On this basis, adjusted net income in the fourth quarter of $2.8 million was down nearly $8 million from 2007. We had interest expense savings of about $1.1 million, but this only partially offset the decline in adjusted operating income of $11.2 million. However, our refinancing last August continues to pay benefits. Our blended cost of debt has been reduced from 5.2% to 4.25% over the last year and those rates continue to fall as we take advantage of falling LIBOR rates on the floating portion of our debt.

For the year adjusted net income was $30.8 million, $15.1 million behind that of last year. The adjusted operating income shortfall of $28.1 million more than offset the lower interest expense of $9.2 million in 2008.

Looking at page 23, adjusted diluted EPS declined $0.23, or nearly 72%, on reduced net income. but benefited partially from our lower share count. You might recall that we acquired 3.8 million shares between August 2007 and January 2008, which brought our average diluted shares outstanding down to

30 million shares versus 33.1 million shares in the fourth quarter of 2007.

For the year, adjusted diluted EPS fell by $0.34, or 25%, as the lower net income more than offset the reduction in shares outstanding.

Page 24 provides a segment breakdown of our 2008 results. You will see reflected there, liner EBITDA of $25.5 million for the quarter and $132.5 million for the year. You will also see logistics EBITDA of negative $0.8 million for the fourth quarter and negative $2.5 million for the year. Recall that the elimination you see there reflects services the logistics business is providing to the liner company, currently at a cost basis through 2008.

Turning to free cash flow on page 25, we are especially pleased with these results. Adjusted free cash flow of nearly $60 million was $33 million better than in 2007. Net improvement was driven largely by improved working capital, an area of constant focus in our organization, providing an additional $26.4 million of cash flow versus 2007. We also had lower vessel lease payments of $21.1 million. You might recall we had a mid-term balloon payment in 2007 that we did not have this year, and there was not a bonus payment in 2008; that occurred in January of 2007. That, of course, would have been for our bonus for 2006, paid in January of 2007.

Off-setting all these positive factors is the EBITDA shortfall of approximately $30.5 million.

Net cash flow was down $0.7 million. However, that was $87 million better than 2007. You can see the factors listed here.

Turning to page 26, you will see reflected that we’re in the fortunate position of having ample liquidity. We are in compliance with our credit facility and financial covenants, have a low weighted average interest rate on our debt, and no recapitalization needs until 2012.

To wrap up, we delivered good results in the face of a financial crisis and global recession. We are intentionally managing our costs, searching for opportunities to selectively grow revenue, conserving cash, and paying down debt. Although the severity and duration of the financial crisis and economic turmoil cannot be predicted, we feel Horizon Lines is very well-positioned to weather the storm. Although we are somewhat disappointed with our adjusted EBITDA of $130 million for the year relative to our initial expectations, I would point out that these 2008 results are only 20% lower than our all-time record of adjusted EBITDA of $163 million, achieved in 2006.

With that, I will turn the call back to Chuck to provide insight into 2009.

Chuck Raymond	Thank you very much, Mike. For the year ahead, we’ve planned our business based on expectations of a rather deep, ongoing recession. We anticipate that most of the markets will continue to be impacted by high unemployment, reduced consumer spending, and shrinking consumer confidence. Although we are somewhat insulated, we’re certainly not immune from these factors.

That being said, financially, 2009 should be not too far off from our 2008 results. Respectable earnings will come from fewer container loads at a lower cost. This could even yield somewhat stronger cash flows than last year. Notwithstanding our guarded confidence, we are approaching financial guidance with the same caution that transportation companies, Old Dominion Freight Lines being the latest, are exercising this year. Given today’s extremely volatile business environment, at least for the time being we’re going to hold off on providing annual guidance until we have more clarity. The government’s first snapshot of the US economy in the fourth quarter is expected to show it at its weakest point in twenty-six years. Therefore, we want to be careful about guidance.

Nobody can predict how this broad economic stimulus plan is actually going to turn out or how fast we will be able to recognize new trends. So we will revisit the guidance issue at the end of the first quarter. At that time, I hope to have a better view of the year. We may be able to give you a full-year guidance at that point, as we have in the past. Overall, I think this is a prudent approach.

Today, I am going to give you a sense of how the business is performing so far this year. We are now about halfway into the first quarter. At this point we believe our core business assumptions for this year and for this quarter are valid. Our volumes so far are very close and our costs are in line with our 2009 plan.

Now let’s talk about Horizon Lines’ ability to ride out today’s economic storm, something that is obviously a concern. Let’s consider the characteristics of our business. First, we need to differentiate between domestic and international shipping. International shipping of all types is immersed in its biggest crisis in decades. Remember, we primarily serve the US domestic markets, which are not exposed to the extreme supply and demand turmoil that is causing havoc in most of the foreign trades. Secondly, we carry the basic needs of our trade lanes. Most of our cargoes are vital to the populations in our markets, so we have a fairly stable base of demand for our container shipping business. The same applies to many of our logistics services. Third, we have strong, long-lasting customer relationships. Many with diverse, large consumer and industrial product companies, including the likes of Costco, Wal-Mart, Johnson & Johnson, Safeway Stores and Lowe’s Home Centers. We also serve several agencies of the US government, including the Department of Defense, the US Postal Service and the US Mint. Finally, we remain financially stable. As Mike pointed out, we entered 2009 with appropriate liquidity and with no recapitalization needs until 2012.

As you know, Horizon Lines faces another challenge, in the form of the ongoing Department of Justice anti-trust investigation. As you can appreciate, I cannot comment specifically on the situation, except to reiterate that Horizon Lines continues to fully cooperate as the investigation moves forward. I will say that we are fully cognizant of the cloud of uncertainty this matter presents and we are anxious to remove this uncertainty.

Lastly, we announced last evening that our Board of Directors continues to support our regular $0.11 quarterly dividend. Our dividend policy is to provide cash back to investors in appropriate proportion to our earnings and free cash flows. We believe that the current rate is correct, given the future prospects of our company.

With that, let me turn the call back over to John Keenan to talk about the liner business for 2009.

John Keenan	Thanks again, Chuck. Turning to slide 30, Alaska was our strongest economy and best performing trade lane in 2008. The fact that Alaska is an oil-driven economy is a cause for some concern with oil prices down sharply from 2008 highs. Some forecasts are predicting recession this year, and unemployment is expected to decline modestly. Any decline would mark the first contraction in twenty-two years. The gross state product, which is heavily impacted by oil, is predicted to be down 26% this year after showing a 5% gain in 2008.

Unlike most other states, however, Alaska has a pretty large cushion in the form of a $6 billion state budget surplus and a $29 billion permanent fund. The state uses the permanent fund to pay out annual dividend checks to residents and the size of the payout is based on a rolling five-year average. While the fund has contracted due to losses on investments, sizable checks are still expected to be distributed.

Meanwhile, major retailers are continuing with their expansion and remodeling plans. Alaska has by far the highest per capita sales per square foot of any state, at about $429. Alaska’s other big export, fish, will be somewhat impacted by another reduction in the Bering Sea pollock quota for 2009. The reduction of 18.5% is less than last year’s and we more than offset the related volume decline with strong business from the retail sector. We expect the impact on our business to be minimal. For Alaska, we believe we can grow our volumes from last year in this environment by continuing to align ourselves with strong, growth-oriented customers and focusing on high-value cargo.

Turning to slide 31, we believe Hawaii will continue to be a challenge in 2009. The state has slipped quickly into a recession amid a rapid drop-off in tourism and weakening commercial and residential real estate. The tourism decline is expected to continue in 2009 with the most recent projection from the University of Hawaii research organization calling for a further decrease of nearly 6% on top of the approximate 10% drop in 2008.

Partially offsetting this is the continuation of privatized military housing construction. We expect our volumes in Hawaii to contract about 5.7% from 2008 as Hawaii works its way through this economic slump. Again, we will focus on high-value cargo and service excellence.

We expect our Guam trade lanes to be flat as declines in consumer discretionary purchases are offset by sustained volume of private and military construction projects.

Slide 32 shows that Puerto Rico is entering its third year of recession with forecasts calling for a continuation of double digit unemployment, high inflation, growing bankruptcies, and a government budget running on a $3.2 billion deficit. Nevertheless, sentiment seems to have improved somewhat. Lower fuel prices have helped spur some consumer spending, and as we predicted, the election of pro-business governor, Luis Fortuno, has injected some much needed optimism into the business climate. The new government has declared a fiscal state of emergency and is proposing measures to increase revenue and reduce government spending through a series of corporate and private tax increases and government hiring freezes.

What specifically will result from this is still uncertain, but the business climate is hopeful. We are projecting volumes to be down in this trade lane, but at a lesser rate than the 4.8% decline in 2008. In this environment we are keenly focused on customer relationships, service delivery, and cost efficiencies.

Briefly, on slide 33, you can see our capital spending plan, which has been significantly reduced from 2008. Our spending in 2008 has positioned us well for this environment, and we do not believe 2009 will require spending beyond our planned $13.5 million level.

We are also planning on seven dry-dockings in 2009, as outlined on slide 34. The cost is projected to be approximately $18 million and two of these services on our new D8 vessels will require only underwater inspection in lieu of actual dry-dockings.

Finally, there are a few brief updates on page 35. We have put aside plans for launching a Coastwise service until the economy improves. We believe that operating a Coastwise service remains a viable source of future revenue, but we also believe that current economic conditions would make it very difficult to launch a profitable service at this time.

In terms of legislative updates, we are hopeful that clarification of the Harbor Maintenance Tax will be resolved by Congress this year. Repeal or revision of the tax is a necessary condition to ensure the future viability of a Coastwise service.

Regarding Title XI funding, we continue to work with the maritime trade unions and our new Congress to increase funding and rationalize utilization criteria for financing the future of US shipbuilding. For fiscal year 2009, $48 million for new Title XI loan guarantees has been appropriated.

The labor relations front is relatively quiet. We do not have any bargaining agreements expiring until June 2010.

With that, I will hand this over to Brian.

Brian Taylor	Thanks, John. I am on slide 37. The logistics team is continuing to work aggressively on a number of items that will be key growth drivers for us in 2009. Our plan calls for the continued execution of our organic growth strategy and building and strengthening relationships with an increasingly diverse number of customers in our four key lines of business.

Our revenue in Mexico grew over 20% in 2008, making this one of the key bright spots. We continue to see many new opportunities on the horizon in this area. Global events and volatile fuel prices during this past year have caused many companies to look at migrating a portion of their manufacturing capacity back to places that are much closer to the North American shores. Our well-positioned, cross-border infrastructure in Laredo and our experience handling in-country trucking in Mexico have us deeply involved in a number of major bids that could turn out to be very significant wins for us in 2009.

Through the lease of the new tractors for Sea-Logix, we are already leveraging our green truck initiative to build a much larger book of drayage business on the West Coast. This positions us to offer customers a cost-effective drayage solution that can be integrated with warehousing distribution and a very broad inland transportation network.

We also continue to see business wins in our alternative energy segment. We expect this to ramp up even faster as the new administration places a heavy focus on alternative energy development and implementation. The freight brokerage business is building new momentum and will provide solid revenue growth in 2009 as well as a contribution toward the reduction of empty miles for Horizon Lines. Each time we capture a new opportunity to fill one of these empty lanes, we generate new revenue for Horizon Logistics and a margin and efficiency gain for the Horizon Lines inland transportation network.

Finally, our new NVOCC initiative is off and running and we are well on our way to building a non asset-based global transportation network that will provide solid growth and profitability in the coming year.

I am now on slide 38. There is no doubt that the growth of our logistics business will have some challenges this year. Like many other companies, we expect the ongoing economic slump to have an impact on the pace of volume and profitability growth in the next term. We certainly recognize that organic growth in a down market is going to take some time. However, we remain solidly committed to the logistics sector. The current economic challenges are not going to cause us to alter our course or change our strategy. This is a large, fragmented market with excellent long-term growth attributes and we now have all the assets in place, with little requirement for additional investment. The successful execution of this non-asset logistics strategy will solidly position Horizon for accelerated growth as the economy begins to recover.

Now, let me turn this back over to Mike for our 2009 financial review.

Mike Avara	Brian, thanks again. As you have heard, 2009 projects to be a very difficult year. We have budgeted accordingly. On a relative basis, I think Horizon Lines is well-positioned.

Our volumes and rates should hold up well, given the lifeline nature of the products we carry, our limited competition and transportation alternatives, and long-standing relationships with our customers.

In reviewing our financial outlook for 2009, I want to focus on three things: our volume, freight and fuel assumptions, our assumptions regarding the economic factors impacting our trade lanes as we continue to try to give you more of the key metrics that we think drives our business results; our cash and cost savings initiatives, both already underway and planned for the future, in the event they are needed; and finally, I would like to wrap up with a reminder about the convertible note accounting, effective in 2009.

Turning to page 40, let’s take a minute and review our volume, freight and fuel assumptions for 2009. Overall, we expect volumes to decline by about 2.5%, but at a lesser rate than last year’s decline of 3.4%. John walked you through these on a trade lane basis, so I won’t do that again here.

For rates net of fuel, we expect a modest increase of 2.2%. Fuel should be much better in 2009 than in 2008, about $250 to $275 per ton, which represents about a 50% or more decrease from the average price last year of $532 per ton.

Page 41 provides a recap of the major economic forecasts for each of our trade lanes. John has already walked you through these, so I will not go through them again. I would note, though, that in light of a financial crisis and global recession, we did engage some consultants to help us validate our volume and rate assumptions. We had them run a series of regression analyses against year 2000 through 2008 actual results to find the best predictors of both our volumes and rates. Some of these people are highly regarded and come from MIT and transportation consulting firms. Our final budget assumptions reflect these findings.

Turning to page 42, the overriding exposure to our budget is the severity and duration of the financial crisis and the global recession. In addition, there are some trade lane specific risks that John mentioned. Cost and cash savings initiatives, completed and underway, are expected to generate expense savings of $13.2 million and net cash savings of $35.7 million. You can see this on the chart on the bottom right. In addition, in the event 2009 would happen to turn out worse than expected, we have already enacted initiatives and developed a series of additional contingency plans to protect our 2009 budget.

Turning to page 43, I want to remind you as the year begins, there will be new accounting for convertible notes. Basically, the coupon rate is not reflected according to quarter, but rather at the higher rate that would be in place for nonconvertible instruments. You see the impacts on both interest and EPS reflected on this page.

With that, I would like to turn the call back over to Regina for questions and answers. Regina.

QUESTION AND ANSWER

Operator	Thank you, Sir. [instruction provided to ask questions.] Our first question comes from the line of Jonathan Chappell with JP Morgan. Please go ahead.

Jonathan Chappell	Chuck, my question has to do with potential opportunities and how you’re going to balance capital allocation this year. Obviously, on one hand it’s good to be liquid. I’m sure paying down debt is probably your primary use of cash right now, but on the other hand, on the logistics side, both you and Brian painted a very optimistic picture long-term for that business. There have got to be smaller logistics companies that are not as well capitalized as Horizon Lines, which may present an opportunity to tack on some eventual accretive acquisitions.

How are you thinking about taking opportunities at a time where it’s good to play it safe?

Chuck Raymond	Jonathan, everything you said is correct. We are facing a great deal of economic uncertainty right now. There’s a real question about whether this is going to be a W-type recession or whether it’s going to be a deep V and how long it’s going to last. I think what we’re going to do is sit on the sidelines in terms of acquisitions until we see how things play out.

That being said, we are always studying the sector and are alert to potential opportunities. If things improve quickly, that could be an option for us. However, we would have to be very sure of the accretive nature of those acquisitions. We’ll keep them on our radar, but I wouldn’t expect that we’ll make any.

Brian Taylor	Jonathan, to add to that, we have built our strategy for 2009 and even into 2010, based on organic growth. As Chuck mentions, acquisitions are not playing a role in that at the moment.

Jonathan Chappell	Thank you. My other question has to do with two of the initiatives that have been spoken about over the years, both TP1 and EDGE and just a little update on the developments of those and the expected savings. Mike did give us the EDGE savings on page 42, and it looks like that is going to fall short of the original 2009 guidance. I just wanted to make sure I’m right on that.

Also, with the way that the international containership market has been developing, what are the thoughts on TP1? It was originally supposed to break even in 2009. Is that pushed out to 2010, based on the economy?

John Keenan	I’ll answer the question on the TP1 and the TP1 strategy. We feel we’ve successfully implemented this. It is putting five new, non-Jones Act vessels into our trans-Pacific service, allowing us to cascade vessels throughout our fleet, and to put the largest C8’s in Puerto Rico, giving us the capacity, as you saw in the capacity utilization, and at the same time freeing up ships for the Coastwise service.

In terms of that, we are complete and we’ve met our goals and objectives on TP1. It has also allowed us to have incremental capacity in each of the trade lanes, not just in Puerto Rico, but also for the Hawaii-Guam trade lane as it continues to improve.

Mike Avara	Let me just be clear on EDGE. As we look at incremental benefits, we have built into our internal budget $3 million and we are targeting at least an additional $2.8 million. John and I and the EDGE teams have $5.8 million of initiatives already underway and we hope we can do much better than that. That’s probably down a bit from some of the numbers we’ve talked about previously on a year-over-year improvement, but remember, some of that came from the revenue and margin side. Although we are getting some real benefits in terms of a fantastic business intelligence system, with the contraction in volume you don’t really see those as incremental, year-over-year.

Kevin Sterling	Congratulations on a good quarter in such a difficult environment. Chuck, while it’s clear Puerto Rico is in a recession and has been in a recession, would you say things have perhaps stabilized?

Chuck Raymond	Fortunately, we have Jacob Wegrzyn here. Jacob is our Vice President and General Manager for the Puerto Rico Tradelane. He has been a business leader in Puerto Rico for his whole life. I will let him give you a characterization. What do you see happening right now in the marketplace, Jacob?

Jacob Wegrzyn	We’ve seen that there is some competition with a barge company servicing Puerto Rico and some softening in that. There could be some impact on us, but the type of cargo that we tend to carry doesn’t lend itself easily to migrate to that barge service. I think that we’re well-positioned to maintain ourselves. We’ve got a strategy in place for our market share and I think we’re going to continue that for 2009.

Chuck Raymond	Getting to the root of your question regarding how that economy looks and the consumer attitudes, we’ve talked about this quite a lot in the last couple of days while Jake has been here. We would characterize Puerto Rico as being in a recession for the last three years, as John Keenan mentioned. They have had terrible inflation down there, as high as 16% one year.

In a way, the Puerto Rican citizen has learned to adjust their spending patterns and they had to do that faster than the rest of the US, Hawaii or even Alaska has had to. With fuel coming down during the second half of last year, we actually saw our business pick up in the fourth quarter. It was even a little bit ahead of where we had planned. I think you are on to something here. There’s probably a little stronger consumer confidence right now than we had. The elections in Puerto Rico have improved the thinking locally that the government is finally aligned, and that the government finally gets it. They will start to make some tough decisions to bring that economy back in line.

Kevin Sterling	Thank you. Chuck, along those lines, you mentioned that you have six weeks under your belt now for the first quarter. I realize and understand that you don’t want to give 2009 guidance. I think that’s prudent. But maybe you can talk a little bit about the trends that you have seen so far in these six weeks. In particular, I’m interested in your commentary about what you’re seeing in your two major trade lines, Hawaii and Puerto Rico.

Chuck Raymond	That’s John Keenan’s business and he knows it even better than I do. I’m going to let John answer that question for you, Kevin.

John Keenan	As I mentioned, we have taken a very conservative approach in both Hawaii and Puerto Rico. When you look at the volumes that Mike has outlined on the slide, we are seeing the business for the first six weeks of the year similar to what we expected. We are seeing Hawaii continuing to be soft, we are pleased with what we see in Puerto Rico, and in Alaska there is some softening, but we had a lot of weather in the Pacific Northwest that had our volumes off from what we had forecasted. In general, business so far in 2009 is trending the way we anticipated.

Mike Avara	If I could just add to that, I would remind you that our first quarter is our seasonal weakest quarter. Also, as we look at this recession playing out, I think the year-over-year comps will be most difficult in the first quarter and maybe to a less difficult extent in the second quarter. If we do get some recovery late in 2009, our comps should be better in the second half of the year. So I would ask that you take both of those into consideration.

Kevin Sterling	Mike, I’ve got a question for you. Can you walk us through compliance with your financial covenants? Can you just remind us what your covenants are?

Mike Avara	Yes. Let me turn you back to page 26 in the presentation. We have two financial covenants; our interest coverage ratio and our senior secured leverage ratio. If you look at the end of our fiscal year 2008, our interest coverage ratio was 4.41 times higher at the end of the fourth quarter than the required 3.50 times minimum, and our senior secured leverage ratio was 1.80 times under the 3.50 times maximum. We are comfortably in compliance with those two calculations.

Remember, these are on an LTM basis. Going into the first quarter, we have nine months in the bag, through the actual results from the prior nine months.

Kevin Sterling	As you look forward, are you in compliance with your covenants?

Mike Avara	Yes, absolutely. We are in compliance.

Kevin Sterling	John, I have another question for you. At what level of vessel utilization would you consider parking a ship?

John Keenan	Kevin, that’s a great question. Certainly, the only trade that would really apply to is Puerto Rico. As you know, we have evaluated that question several times. Just last week, we changed the scheduling on our GAX vessel, so we can slow that down and see some savings from fuel and operational expenses.

They would have to be significantly below where levels are today. We are comfortable that we’ve got the right assets and the right services right now.

Kevin Sterling	John, following up, you mentioned that you have seven vessels scheduled for dry-dock in 2009, versus two in 2008. It looks like your expense is projected to be less. Can you walk through why that is?

John Keenan	Kevin, first of all, two of the vessels are doing an underwater survey in lieu of dry-docking, so they actually don’t go in the yard, and take the typical length of time that they would take, approximately 25 to 30 days. The expense is significantly less for those two vessels that are going in, and the others run around the typical expense that we have seen from our dry-dock. So it’s on track with what we’ve spent historically, Kevin.

Mike Avara	If I could just build on John’s response, you might recall for expense purposes we amortized the spending over the two and a half-year period between each dry-dock required by the Coast Guard so you have carryover from other periods. The cash flows obviously reflect the actual cash payment.

Kevin Sterling	With all the concerns about credit, are there any issues regarding your customers and bad debt expense?

Mike Avara	No, we fortunately have not had any major problems there. You saw how strong our cash flows are, and our past-due receivables are exactly the same as they were last year.

Kevin Sterling	Okay, great; one last question. It looks like you guys are continuing to tighten your DSOs, and right now, when I look at your free cash flow yield, just doing some back-of-the-envelope math, it’s north of 70%. That is very impressive, and you continue to improve your working capital and you’re tightening your DSOs. How much more do you think you can continue to squeeze days off your DSOs?

Mike Avara	Well, working capital has been an intense focus for us for a while. You saw the improvements come through the statement of cash flows in the fourth quarter. We think there’s another day or so we can get out of there, and we are going to look at working capital on a broad basis. I’ve got a gentleman that is going to lead that team and look at the positives and prepaids and various other non-AR or non-AP working capital amounts.

Kevin Sterling	Thanks, Mike, and gentlemen thanks so much for your time today. Once again, congratulations on a good quarter in a very difficult environment.

Chaz Jones	I know this won’t be immediate, but would there be any potential impact looking out to 2010 and beyond on business volumes related to any type of infrastructure stimulus that’s trying to get through Congress?

Chuck Raymond	Well, that’s a good question and we are obviously alert to that. If you read through the allocation of where that money is going to go, the answer is yes. There’s money specifically targeted to the island of Puerto Rico, and there’s a letter from President Obama to Governor Fortuno that lays that out as his desire. There’s also money headed to Hawaii, Guam and Alaska.

That certainly will help, but of course, as the general economy picks up, the items that we move out of Puerto Rico, the pharmaceuticals and electronic products for example, would start to pick up.

Chaz Jones	It probably doesn’t hurt that the President has ties to Hawaii.

Chuck Raymond	Well, that helps, and the senior senator, Senator Inouye, is also the head of the Senate Appropriations Committee. So he will be very sensitive to Hawaii’s needs, as well.

Chaz Jones	Looking at the volume assumptions for 2009, could you give us any sense as to whether that assumes any type of improvement in either overall volumes or just the general economies of the three individual trade lanes by the end of 2009?

John Keenan	When we put together the budget and the assumptions that Mike shared with you, we took a very conservative view on what we thought the markets would do. As Mike touched on, we engaged some consultants to help us do some regression analysis and also look at very current, when I say current, I mean what was going on in November and December in each of the markets, to make sure that we were planning as appropriately and forecasting as appropriately as we could.

I would say it’s conservative. If anything, I would look to see some upside in the numbers that we outlined.

Chaz Jones	Okay, that’s helpful.

Mike Avara	I would also add that especially in Hawaii, we built some additional downside into the first half of the year. The first-half volume assumption for Hawaii was a bigger reduction than the second half to bring the blended 5.7.

Chaz Jones	Could you give us any just back-of-the-envelope direction on tax rate in 2009, without having earnings guidance in 2009?

Mike Avara	Sure, Chaz. When we look at 2009, we expect the tax rate to be in the 12% to 15% range. I think if you use something like that for your assumptions, you should be safe.

Chaz Jones	Just in terms of equipment, whether it be containers or the chassis’ that are on lease, are you going to continue to let those leases expire as they come off in 2009? Is that a cost savings that’s already being captured in the EDGE program?

John Keenan	Yes. In 2008 we took out approximately 3,000 pieces of equipment from our network and you’ll see some of those savings in our 2009 plan. In 2009, we plan to remove more equipment, especially equipment that’s coming up on lease expirations.

Mike Avara	Chaz, I would just remind you that as part of our impairment charge, we already recognize what we think the cost will be to return equipment. So, we won’t have the expense that we typically would for returning equipment.

Chaz Jones	Okay, understood. Well, I appreciate the time as always guys. Best of luck in 2009.

Operator	There are no further questions at this time.

Chuck Raymond	Thank you Regina and thank everyone, once again for joining us today. After all this discussion, I’d just like to leave you with a couple of fundamental investment considerations that remain constant.

First of all, Horizon Lines remains a leading domestic shipping company. We are serving a group of trades where we are the economic lifeline connecting them to the Continental US. Secondly, as we’ve pointed out, we continue to cultivate lasting partnerships with these leading brands and that is supported by enviable levels of service throughout our company.

Third, as Brian explained, our logistics platform offers a solid launching pad for organic expansion and long-term asset-like growth. We are committed to the long-term service of our trades. We started this business back in 1956 and we intend to sharply increase our focus on serving customers with exceptional shipping and logistics services, as we’ve done in the past, despite any short-term distractions.

With that, thank you for your interest and attention. We will discuss our business with you again on our first quarter earnings call. I believe that call is currently scheduled for the morning of Friday, April 24th. Thank you again, Regina.

Operator	This concludes today’s conference call. Thank you for participating. You may now disconnect.